Exhibit 99.2

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T 617 588-5555 F 617 588-5554

Vericel Corporation Prices $65 Million Public Offering of Common Stock

CAMBRIDGE, Mass., May 31, 2018 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ:VCEL), a leader in advanced cell therapies for the sports medicine and severe burn care markets, today announced the pricing of its previously announced underwritten public offering of 5,000,000 shares of its common stock, at a price to the public of $13.00 per share.  The gross proceeds to Vericel from this offering are expected to be $65 million, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by Vericel.  Vericel has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock on the same terms and conditions.  The offering is expected to close on or about June 5, 2018, subject to customary closing conditions.  Vericel anticipates using the proceeds from the offering for general corporate purposes as well as to expand Vericel’s business by in-licensing or acquiring, as the case may be, product candidates, technologies, other assets, commercial products or businesses which would be complementary to Vericel’s existing commercial franchises or its advanced cell therapy platform; however, Vericel has no current commitments or obligations to do so.

Leerink Partners is acting as the lead bookrunner for the offering.  BTIG, LLC is also acting as a bookrunner.  Ladenburg Thalmann is acting as co-manager.

The offering is being made pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was filed with the Securities Exchange Commission (SEC) on June 29, 2015 and declared effective by the SEC on July 15, 2015.  The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement.  A preliminary prospectus supplement and accompanying prospectus related to the offering has been filed with the SEC.  A final prospectus supplement for the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.  Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained by contacting Leerink Partners LLC, c/o Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by email at syndicate@leerink.com, or by phone at (800) 808-7525, ext. 6132 or by contacting BTIG, LLC at 825 Third Avenue, 6th Floor, New York, NY, 10022, or by telephone at (212) 593-7555 or by e-mail at equitycapitalmarkets@btig.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Vericel Corporation

Vericel is a leader in advanced cell therapies for the sports medicine and severe burn care markets.  The company markets two cell therapy products in the United States.  MACI® (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults.  Epicel® (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area.

Epicel® and MACI® are registered trademarks of Vericel Corporation. © 2018 Vericel Corporation. All rights reserved.

Cautionary Statement on Forward-Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the public offering of Vericel’s common stock and expected use of proceeds from such offering. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ, including, the satisfaction of customary closing conditions related to the proposed public offering, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vericel’s Annual Report on Form 10-K for the year ended December 31, 2017 and Vericel’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2018, which are on file with the SEC and available on the SEC’s website at www.sec.gov, and in the preliminary prospectus supplement related to the proposed offering filed with the SEC. In addition to the risks described above, other unknown or unpredictable factors also could affect Vericel’s results. There can be no assurance that the actual results or developments anticipated by Vericel will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on Vericel. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved. Except as required by applicable law, Vericel does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

CONTACT:

Chad Rubin

Solebury Trout

crubin@troutgroup.com

+1 (646) 378-2947

Lee Stern

Solebury Trout

lstern@troutgroup.com

+1 (646) 378-2922